UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: June 30, 2008

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

0-20584

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02. Unregistered Sale of Equity Securities.

On May 10, 2005, we acquired all of the shares of outstanding capital stock of Impella CardioSystems AG. The share purchase agreement provides that we may potentially make additional payments based on milestones related to unit sales and FDA approval of our Impella products. The milestone related to unit sales was previously achieved. One of the milestones relates to the U.S. Food and Drug Administration (FDA) approval of our Impella 2.5 device.

In our Report on Form 8-K filed on June 2, 2008 we disclosed that we received FDA 510(k) clearance of our Impella 2.5 device. As a result, we became obligated to make a payment to the former shareholders of Impella CardioSystems AG in the amount of $5,583,333. Under the terms of the share purchase agreement, we can satisfy this payment in the form of cash, or stock or a combination of cash and stock.

As permitted by the share purchase agreement, on June 30, 2008 we elected to make this milestone payment in shares of our common stock. As a result, we are issuing approximately 343,632 shares of our common stock to the former Impella shareholders. We are issuing the shares in reliance on the exemptions from registration available under Regulation S and Rule 506 of Regulation D. We are obligated to register the shares on Form S-3 pursuant to the terms of the registration rights agreement we entered into at the time of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Abiomed, Inc.

By:  /s/  Daniel J. Sutherby

        Daniel J. Sutherby

        Chief Financial Officer

Date: July 2, 2008